EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-210553) and Form S‑8 (Nos. 333-137706, 333-163251, and 333-82081) of Flowserve Corporation of our report dated February 16, 2017, except for the effects of the revision discussed in Note 2 to the consolidated financial statements and the matters discussed in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is August 11, 2017, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Dallas, Texas
August 11, 2017